AMENDMENT NO. 1 TO AT MARKET ISSUANCE SALESAGREEMENT

June 20, 2023

Ladenburg Thalmann & Co. Inc.

640 5th Avenue, 4th Floor

New York, NY 10019

Ladies and Gentlemen:

This Amendment No. 1 to At Market Issuance Sales Agreement (this “Amendment”) is entered into as of the date first written above by Meta Materials Inc., a Nevada corporation (the “Company”), and Ladenburg Thalmann & Co. Inc. (“Ladenburg” or the “Agent”) with respect to that certain At Market Issuance Sales Agreement, dated February 10, 2023 (the “Original Agreement”), by and among Ladenburg, B. Riley Securities, Inc. (“B. Riley”) and Roth Capital Partners, LLC (“Roth” and, collectively with B. Riley, the “Former Agents”) relating to the offering of up to $100,000,000 of the Company’s Common Stock. All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement.

Pursuant to Section 13(c) of the Original Agreement, each of the Former Agents has terminated their participation as Agents under the Original Agreement.

The parties wish to amend the Original Agreement as provided herein.

The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1.
Schedule 3 in the Original Agreement is hereby deleted and replaced with Schedule 3 attached hereto.
2.
All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement, unless amended otherwise herein. Except as set forth herein, the provisions of the Original Agreement are not amended or waived, and remain in full force and effect.

In addition, the parties agree that the Company will pay the Agent’s legal counsel, Lowenstein Sandler, LLP, $7,500 via wire transfer of immediately available funds upon the execution of this Amendment for legal services provided in connection with this Amendment.

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

[Signature Pages Follow]

Very truly yours,

LADENBURG THALMANN & CO. INC.

By:	/s/ Mark Green
Name:	Mark Green
Title:	Managing Director

[Signature Page to Amendment No. 1 to the At Market Issuance Sales Agreement]

ACCEPTED as of the date first-above written:

META MATERIALS INC.

By:	/s/ George Palikaras
Name:	George Palikaras
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to the At Market Issuance Sales Agreement]

Schedule 3

Compensation

The Company shall pay to the Agent in cash, upon each sale of Shares through or to the Agent pursuant to this Agreement, an aggregate amount equal to 2.25% of the gross proceeds from such sale of Shares through or to the Agent.

Schedule 3